Exhibit 10.2
BIOCRYST PHARMACEUTICALS, INC.
2190 PARKWAY LAKE DRIVE
BIRMINGHAM, AL 35244
205-444-4600 205-444-4640 FAX
www.biocryst.com
June 19, 2006
William James Alexander, M.D.
307 Whisperwood Dr.
Cary, North Carolina 27511
Dear Jim:
This letter agreement (the “Agreement”) will serve to confirm our agreement with respect to the terms and conditions of your employment by BioCryst Pharmaceuticals, Inc., a Delaware corporation (“BioCryst” or the “Company”).
The terms and conditions of your employment are as follows:
1. Term of Employment. Subject to the terms and conditions of this Agreement, BioCryst hereby employs William James Alexander (“you” or “employee”), and you hereby accept such employment commencing on or about June 19, 2006 hereof. You shall be employed to serve as BioCryst’s Senior Vice President, Clinical and Regulatory Operations, and Chief Medical Officer and you shall report to Claude Bennett, the President and Chief Operating Officer of BioCryst. You shall devote your full business time and energies to the Company, and shall not engage in any other business activity that would interfere with, or prevent you from carrying out, your duties and responsibilities under this Agreement. You will be considered an executive officer of the Company subject to the provisions of Section 16 of the Securities Exchange Act of 1934 relating to insider trading.
2. Basic Full-Time Compensation and Benefits.
(a) (i) As base salary for services rendered under this Agreement, you shall be entitled to receive from BioCryst, for the term of your full-time employment under this Agreement, an aggregate base salary of $320,000 per year, which remuneration shall be payable in equal semi-monthly installments on the 15th and last business days of each month during the term of this Agreement. This base salary will be reviewed annually by the Compensation Committee (“the Committee”) of the Board of Directors and may be raised at the discretion of the Committee.
(ii) In addition to the base salary set forth in (i) above, you will receive a signing bonus of $45,000 upon joining BioCryst, and a minimum 2006 bonus of $45,000, payable as part of our normal compensation cycle in late 2006 or early 2007. Beginning in 2007, you shall also be eligible for an annual incentive bonus of up to 40% of your annual salary, with the amount of such bonus to be determined by the Committee in its sole discretion. The annual incentive bonus will be payable as a combination of cash and stock options (which options, if issued in payment of any portion of the annual incentive bonus, will be valued using the methodology then utilized by the Company to value stock options at the time of issuance), and will be payable in accordance with the Company’s normal procedures and payment dates for annual incentive bonuses of executive officers.

(b) In addition to the compensation set forth in (a) above, you shall be entitled to receive such other benefits and perquisites provided to other executive officers of BioCryst which benefits may include, without limitation, reasonable vacation, sick leave, medical and dental benefits, life and disability insurance, and participation in profit sharing or retirement plans.
3. Stock Options.
(a) The Company will grant you an option (the “Option”) to acquire 300,000 shares of the Company’s common stock at a price determined based on the price of the Company’s common stock on your first day of work. The Option will be granted under the Company’s existing stock option plan for employees and, except to the extent otherwise provided in this Agreement, shall be subject to the terms and provisions thereof.
(b) The parties intend for the Option to qualify as “incentive stock options,” as that term is defined in Section 422 of the Internal Revenue Code of 1986, as amended (“Section 422”) to the fullest extent possible. The parties understand that the portion of the Option, together with the portion of any other incentive stock option granted by BioCryst and its parent and subsidiary corporations, if any, which may become exercisable in any year in excess of an aggregate of $100,000 fair market value, determined as of the date the Option or such other option, as the case may be, was granted, may not be treated as an incentive stock option under Section 422.
(c) The Option may be exercised and the common stock to be purchased pursuant thereto may be purchased by you as a result of such exercise only within the periods allowed under and otherwise in accordance with the Company’s policies regarding trading in its securities by employees and executive officers.
(d) The Option shall be 25% exercisable one year after the date it is granted, and the remaining seventy-five percent (75%) shall vest and become exercisable at the rate of 1/48th per month, commencing with the thirteenth (13th) month after the date such Option is granted, and continuing to vest for the succeeding months until fully vested and exercisable.
(e) In no event shall the period for exercising the Option exceed ten (10) years from the date the Option is granted.
4. Travel Expenses. Your initial home base will be in North Carolina, and BioCryst will reimburse you for your travel costs and accommodations expenses for your trips to Birmingham while you are based in North Carolina.
5. Relocation Expenses. The company shall pay all relocation expenses, including any necessary tax gross up, for any relocation to the Birmingham, Alabama metropolitan area that are incurred by you within nine months from the date of your employment, not to exceed $50,000 in the aggregate.
6. Termination. Your employment under this Agreement is considered “at will”. In addition, you may be terminated in the following circumstances:
(a) The Company may terminate your employment hereunder immediately for “Cause” and without payment of any further amounts hereunder. “Cause” for termination of your employment hereunder shall exist if you
(i) shall confess to committing or shall be convicted of any felony or any crime involving moral turpitude, or
(ii) shall have engaged in gross and willful misconduct which is materially injurious to the business of the Company, or
(iii) you materially breach any provisions of this Agreement, which breach is not cured within thirty (30) days after notice of such breach has been given by the Company to you.
(b) The Company may terminate your employment hereunder upon thirty (30) days written notice if you shall have suffered a period of permanent disability, which shall for purposes of this Agreement be defined as your inability to perform your duties hereunder by reason of physical or mental incapacity for ninety (90) days, whether consecutive or not, during any consecutive twelve (12) month period.

(c) This Agreement and your employment hereunder will automatically terminate upon your death.
Upon termination of your employment in accordance with this paragraph 6, all of your rights to receive any future payments under paragraph 2 above, except for amounts accrued through the date of termination, shall cease.
7. Confidentiality.
(a) Confidentiality. Except as the Company may otherwise consent in writing, or except as may be required by a court of competent jurisdiction or by proceedings therein, you shall not publish or otherwise disclose, disseminate or (other than for the benefit of the Company) make use of either during or subsequent to the time period of this Agreement, any information, knowledge or data of the Company or of its subsidiaries or affiliated companies or of its customers relating to customer lists, devices, techniques, plans, methods, trade secrets, know-how, inventions, discoveries, formulas, processes, machines and the selection, utilization and maintenance thereof, compositions, or business or financial plans or reports, or other matters which are of a secret or confidential nature. For purposes of this Agreement the terms “secret” and “confidential” are used in the ordinary sense and do not refer to official security classifications of any government or any agency thereof.
(b) Equitable Remedies. You acknowledge and recognize that a violation of this paragraph 7 by you may cause irreparable and substantial damage and harm to BioCryst or its affiliates, could constitute a failure of consideration, and that money damages will not provide a full remedy for BioCryst for such violations. You agree that in the event of his breach of this paragraph, BioCryst will be entitled, if it so elects, to institute and prosecute proceedings at law or in equity to obtain damages with respect to such breach, to enforce the specific performance of this paragraph by you, and to enjoin you from engaging in any activity in violation hereof.
8. Company Policies. Except as expressly set forth in this Agreement, your employment will be subject to all policies and procedures to which employees of the Company are generally subject.
9. Miscellaneous.
(a) Entire Agreement. This Agreement, including the exhibits hereto, constitutes the entire agreement between the parties relating to your employment by BioCryst and there are no terms relating to such employment other than those contained in this Agreement. No modification or variation hereof shall be deemed valid unless in writing and signed by the parties hereto. No waiver by either party of any provision or condition of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at any time.
(b) Notices. Any notice or other communication given or rendered hereunder by any party hereto shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, at the respective addresses of the parties hereto as set forth below.
(c) Captions. The section headings contained herein are inserted only as a matter of convenience and reference and in no way define, limit or describe the scope of this Agreement or the intent of any provision hereof.
(d) Taxes. All amounts to be paid to you hereunder are in the nature of compensation for your employment by BioCryst, and shall be subject to withholding, income, occupation and payroll taxes and other charges applicable to such compensation.
(e) Governing Law. This Agreement is made and shall be governed by and construed in accordance with the laws of the State of Alabama without respect to its conflicts of law principles.
If the foregoing correctly sets forth our understanding, please signify your acceptance of such terms by executing this Agreement, thereby signifying your assent, as indicated below.

Yours very truly,

BIOCRYST PHARMACEUTICALS, INC.

By:/s/ Charles E. Bugg

Charles E. Bugg
Its Chairman & Chief Executive Officer
AGREED AND ACCEPTED as of this 19th day of June, 2006.
/s/ William James Alexander